Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Annual Pre-tax Profit of $17.3 million

COCONUT CREEK, FL — March 15, 2021 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported annual total revenues of $288.7 million and pre-tax profit of $17.3 million for the year ended December 31, 2020. The Company reported lower revenue in 2020 when compared to the prior year, primarily due to the impact of the COVID-19 pandemic. The slowdown in global travel has led to a reduction in aircraft and engine utilization as well as a reduction in demand for aircraft and engine spare parts which keep airline fleets in operation. For the year ended December 31, 2020, aggregate lease rent and maintenance reserve revenues were $248.3 million and spare parts and equipment sales were $18.6 million.

“The COVID-19 pandemic obviously has had a dramatic impact on global travel and the aircraft and aircraft engine lessors, including our Company, have felt the effects of the slowdown,” said Charles F. Willis, Chairman and CEO. “We have worked hard this year to protect our own liquidity, focus on our customers and invest in new technology equipment, which we believe has positioned the Company well for continued growth and the industry’s eventual emergence from this crisis.”

“The entire industry has suffered as a result of the pandemic-driven disappearance of air travel, but we are proud of the way we have navigated this crisis and the way our employees have delivered for our shareholders and our customers,” said Brian R. Hole, President. “This Company has a long track record of innovating and fighting through cycles and we are excited for the opportunity to continue that trend now.”

2020 Highlights (at or for the year ended December 31, 2020, as compared to December 31, 2019):

•Total revenue was $288.7 million in 2020, a 29.4% decrease when compared to $409.2 million in the prior year.
•Lease rent revenue was $142.9 million in 2020.
•Maintenance reserve revenue was $105.4 million in 2020, a decrease of 3.3% compared to $109.0 million in 2019. Long term maintenance reserve revenue, which is influenced by end of lease compensation, increased to $87.7 million in 2020, compared to $37.6 million in the prior year. Short term maintenance reserve revenue, which is influenced by our customers' usage of assets we lease to them, was $17.7 million in 2020 compared to $71.4 million in the prior year.
•Spare parts and equipment sales were $18.6 million in 2020, compared to $74.7 million in 2019.
•Income before income taxes was $17.3 million in 2020, compared to $88.9 million in 2019.
•Our aggregate lease assets, inclusive of our equipment held for operating lease and notes receivable, at December 31, 2020 and 2019 was $2,045.3 million and $1,689.1 million, respectively, a 21.1% year-over-year increase.
•The book value of lease assets we own directly or through our joint ventures was $2,384.7 million at December 31, 2020. As of December 31, 2020, the Company also managed 400 engines, aircraft and related equipment on behalf of third parties.
•The Company maintained $223 million of undrawn revolver capacity at December 31, 2020.
•Diluted weighted average earnings per common share were $1.05 for 2020, compared to $10.50 in 2019.
•Under the Company's repurchase plan, the Company repurchased a total of 55,426 of common stock during 2020 for $1.5 million.
•Book value per diluted weighted average common share outstanding increased to $59.40 at December 31, 2020, compared to $57.83 at December 31, 2019.

Balance Sheet

As of December 31, 2020, the Company's $1.887 billion equipment held for operating lease portfolio and $158.7 million notes receivable represented 291 engines, eight aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2019, the Company's $1.651 billion equipment held for operating lease portfolio and $38.1 million notes receivable represented 263 engines, 12 aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity and the COVID-19 pandemic; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	% Change	2020	2019	% Change
REVENUE
Lease rent revenue	$28,021	$48,206	(41.9)%	$142,895	$190,690	(25.1)%
Maintenance reserve revenue	22,549	18,000	25.3%	105,365	108,998	(3.3)%
Spare parts and equipment sales	3,777	18,154	(79.2)%	18,625	74,651	(75.1)%
Gain on sale of leased equipment	2,024	765	164.6%	3,391	20,044	(83.1)%
Other revenue	5,116	4,103	24.7%	18,416	14,777	24.6%
Total revenue	61,487	89,228	(31.1)%	288,692	409,160	(29.4)%

EXPENSES
Depreciation and amortization expense	23,365	23,199	0.7%	94,541	86,236	9.6%
Cost of spare parts and equipment sales	3,301	15,455	(78.6)%	16,762	62,647	(73.2)%
Write-down of equipment	6,169	6,899	(10.6)%	20,540	18,220	12.7%
General and administrative	16,654	20,437	(18.5)%	67,910	86,523	(21.5)%
Technical expense	3,111	3,188	(2.4)%	6,533	8,122	(19.6)%
Net finance costs:
Interest expense	15,888	15,657	1.5%	63,024	66,889	(5.8)%
Loss on debt extinguishment	—	—	—%	4,688	220	2,030.9%
Total net finance costs	15,888	15,657	1.5%	67,712	67,109	0.9%
Total expenses	68,488	84,835	(19.3)%	273,998	328,857	(16.7)%

(Loss) earnings from operations	(7,001)	4,393	(259.4)%	14,694	80,303	(81.7)%
Earnings from joint ventures	30	3,791	(99.2)%	2,642	8,578	(69.2)%
(Loss) income before income taxes	(6,971)	8,184	(185.2)%	17,336	88,881	(80.5)%
Income tax (benefit) expense	(4,077)	3,188	(227.9)%	7,588	21,959	(65.4)%
Net (loss) income	(2,894)	4,996	(157.9)%	9,748	66,922	(85.4)%
Preferred stock dividends	819	819	—%	3,259	3,250	0.3%
Accretion of preferred stock issuance costs	21	21	—%	84	84	—%
Net (loss) income attributable to common shareholders	$(3,734)	$4,156	(189.8)%	$6,405	$63,588	(89.9)%

Basic weighted average (loss) earnings per common share	$(0.62)	$0.71		$1.07	$10.90
Diluted weighted average (loss) earnings per common share	$(0.62)	$0.68		$1.05	$10.50

Basic weighted average common shares outstanding	5,988	5,850		5,963	5,836
Diluted weighted average common shares outstanding	5,988	6,099		6,128	6,058

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$42,540	$6,720
Restricted cash	36,385	56,948
Equipment held for operating lease, less accumulated depreciation	1,886,613	1,650,918
Maintenance rights	20,097	3,133
Equipment held for sale	2,850	120
Receivables, net of allowances	28,269	24,059
Spare parts inventory	59,434	41,759
Investments	53,275	57,936
Property, equipment & furnishings, less accumulated depreciation	31,753	31,520
Intangible assets, net	1,246	1,312
Notes receivable	158,708	38,145
Other assets	43,778	28,038
Total assets	$2,364,948	$1,940,608

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$26,977	$45,648
Deferred income taxes	116,838	110,418
Debt obligations	1,693,753	1,251,006
Maintenance reserves	82,484	106,870
Security deposits	19,522	20,569
Unearned revenue	11,637	6,121
Total liabilities	1,951,211	1,540,632

Redeemable preferred stock ($0.01 par value)	49,722	49,638

Shareholders’ equity:
Common stock ($0.01 par value)	66	64
Paid-in capital in excess of par	13,696	4,557
Retained earnings	355,370	348,965
Accumulated other comprehensive loss, net of tax	(5,117)	(3,248)
Total shareholders’ equity	364,015	350,338
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,364,948	$1,940,608